As Filed With the Securities and Exchange Commission on July 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Thomas C. Wilder, III

President and Chief Executive Officer

Micro Therapeutics, Inc.

2 Goodyear, Irvine, California 92618

(Name and address of agent for service)

(949) 837-3700

(Telephone number, including area code, of agent for service)

Copy to:

Bruce Feuchter, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value	250,000 shares	$4.07	$1,017,500	$129

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Employee Stock Purchase Plan (the “ESPP”) described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)	Additional shares available for issuance under the ESPP. 100,000 shares of common stock available for issuance under the ESPP were registered on a Registration Statement on Form S-8 on March 14, 1997 (Registration No. 333-23361), 100,000 shares available for issuance under the ESPP were registered on a Registration Statement on Form S-8 on June 14, 1999 (Registration No. 333-80633) and 200,000 shares available for issuance under the ESPP were registered on a Registration Statement on Form S-8 on May 6, 2003 (Registration No. 333-105023).

(3)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by The Nasdaq National Market for the Registrant’s common stock on June 28, 2004, which was $4.07 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This registration statement relates to the Micro Therapeutics, Inc. (the “Registrant”) Employee Stock Purchase Plan (the “ESPP”).

Initially, an aggregate of 100,000 shares of common stock were available for issuance under the ESPP, and such 100,000 shares were registered on Form S-8 filed with the Commission on March 14, 1997 (Registration No. 333-23361). In April 1998, the Registrant’s Board of Directors approved an increase of 50,000 shares of common stock issuable under the ESPP and on May 29, 1998, the Registrant’s stockholders approved such increase. Such 50,000 shares were registered on Form S-8 filed with the Commission on June 14, 1999 (Registration No. 333-80633). In April 1999, the Registrant’s Board of Directors approved an increase of 50,000 shares of common stock issuable under the ESPP and on May 27, 1999, the Registrant’s stockholders approved such increase. Such 50,000 shares were registered on Form S-8 filed with the Commission on June 14, 1999 (Registration No. 333-80633). In September 2002, the Registrant’s Board of Directors approved an increase of 200,000 shares of common stock issuable under the ESPP with an effective date of adoption in June 2002, and on February 24, 2003, the Registrant’s stockholders approved such increase. Such 200,000 shares were registered on Form S-8 filed with the Commission on May 6, 2003 (Registration No. 333-105023). In February 2004, the Registrant’s Board of Directors approved an increase of 250,000 shares of common stock issuable under the ESPP and on May 20, 2004, the Registrant’s stockholders approved such increase. This registration statement covers such increase of 250,000 shares of common stock issuable under the ESPP, bringing the total number of shares authorized thereunder to 650,000.

Item 3.	Incorporation of Documents by Reference.

The Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-23361, 333-80633 and 333-105023), which have been filed by the Registrant with the Securities and Exchange Commission, are hereby incorporated by reference.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Employee Stock Purchase Plan, as amended to date.

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 1st day of July, 2004.

MICRO THERAPEUTICS, INC.

By:	/s/ THOMAS C. WILDER, III
Thomas C. Wilder, III
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Micro Therapeutics, Inc., do hereby constitute and appoint Thomas C. Wilder, III and Harold Hurwitz, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS C. WILDER, III Thomas C. Wilder, III	President, Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2004

/s/ HAROLD A. HURWITZ Harold A. Hurwitz	Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2004

/s/ JAMES CORBETT James Corbett	Chairman of the Board of Directors	July 1, 2004

/s/ GEORGE WALLACE George Wallace	Director	July 1, 2004

/s/ DALE A. SPENCER Dale A. Spencer	Director	July 1, 2004

/s/ ELIZABETH WEATHERMAN Elizabeth Weatherman	Director	July 1, 2004

/s/ RICHARD EMMITT Richard Emmitt	Director	July 1, 2004

Richard Randall	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Employee Stock Purchase Plan, as amended to date.

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).